 Exhibit 99.1

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group, Inc. Announces Appointment of Mark A. Klein as Chairman of the Board

DEFIANCE, Ohio, May 1, 2015 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management and item processing services, today announced that the Company’s Board of Directors appointed Mark A. Klein to serve as its Chairman of the Board, effective immediately. Klein has served as President and Chief Executive Officer of the Company since 2010 and has more than 30 years of experience in the financial services industry. At the same time, the Company’s Board of Directors appointed its former Board Chairman, Richard “Dick” L. Hardgrove, to serve as its Lead Independent Director. Hardgrove had served as Chairman of the Board of the Company since 2010.

“I am honored to assume the role of Chairman and am deeply appreciative of the trust and confidence placed in me by the Board,” said Mark Klein, Chairman, President and CEO of SB Financial. “This action will provide management and the Board with additional flexibility as we execute on our key strategic initiatives intended to grow the Company into a top-quartile financial services company and provide value for our shareholders.

“On behalf of the Company, I would like to thank Mr. Hardgrove for his effective leadership during his tenure as Chairman of the Board, and for his continued dedication to the success of SB Financial. He led our company through some very difficult times, and his commitment to rebuild our company into a market leader remains unwavering. I look forward to further collaboration with him and the entire Board, as we continue to build franchise value.”

Dick Hardgrove, Lead Independent Director of SB Financial Group, commented, “By electing Mark as Chairman, the Board further demonstrates the confidence the members have in the direction of the Company and in the executive management team. The Board and I look forward to continuing to work with Mark and his team to build SB Financial into a top-tier financial services company.”

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company with two wholly-owned operating subsidiaries: State Bank and RDSI. State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking and commercial and agricultural lending, operating through 16 banking centers in eight northwestern Ohio counties and one center in Fort Wayne, Indiana, as well as two loan production offices located in Columbus, Ohio, and one in Angola, Indiana. RDSI provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s depository shares, each representing a 1/100th interest in our preferred shares, Series A are listed on the NASDAQ Capital Market under the symbol “SBFGP”.

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